EXHIBIT 99.1

Orion Energy Systems Announces Fiscal 2015
Third Quarter Results

LED Revenue Climbs to Highest Quarterly Total in Company History
Company Signs New Revolving Line of Credit with Wells Fargo N.A.
Company to Hold Conference Call with Accompanying Slide Presentation at 4:30 EST Today

MANITOWOC, Wis. - February 9, 2015 - Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading designer and manufacturer of high-performance, energy-efficient lighting platforms, today announced financial results for its fiscal 2015 third quarter and nine months ended December 31, 2014.

Management Comments
John Scribante, Chief Executive Officer of Orion, stated, “Orion continues to see sales acceleration as our LED products penetrate into our target markets. During fiscal 2015, we worked to successfully position the Company to capitalize on our customers’ transition from traditional lighting products to LED lighting products. This has been proven by our recent enterprise account wins from both the private and public sectors, favorable responses from our reseller network, and increased efficiency throughout our manufacturing facilities. While sales progression has been difficult to predict in the short-term, we believe that we now have the breadth of quality products and sales infrastructure to drive volume at an increasing rate during this accelerating LED adoption cycle. We have dedicated resources to establish our brand as the premier provider of retrofit lighting solutions, which is benefiting us through new sales opportunities. This is evidenced by the increasing number of large-wins over the past six months in each of our industrial, commercial and exterior applications, higher quarter over quarter sales in LED products throughout the fiscal year, and a vastly improved pipeline of new business opportunities.”

Mr. Scribante continued, “We also are improving our cost dynamics in order to ultimately achieve margin expansion, with a goal towards profitable operations for the next fiscal year. We strengthened our financial flexibility through the signing of a new revolving line of credit with Wells Fargo. We believe that we are better positioned than many of our competitors to achieve sales growth in excess of a growing market.”

Company Signs New $15.0 Million Revolving Line of Credit
Orion executed a 3-year loan and security agreement with Wells Fargo N.A. The Company executed a $15.0 million line of credit, with borrowings under the credit facility expandable to $20.0 million, subject to a borrowing base requirement based on eligible receivables and inventory. The new line of credit will bear interest at three month LIBOR plus 3%, which presently equals 3.26% per annum. Orion signed the line of credit to provide financial flexibility as it continues to expand its LED sales.

Operating and Financial Highlights

•
Total revenue for the fiscal 2015 third quarter was $26.1 million, a decrease of 5.6% compared to $27.7 million in the prior-year period. Quarterly revenues reflect a decrease in revenue from the Company’s discontinued solar business and an increase in total lighting revenue.

•
As of December 31, 2014, the Company had a lighting backlog of $7.1 million in LED and high-intensity fluorescent (HIF) lighting orders, compared to a lighting backlog of $11.8 million as of September 30, 2014.

•
LED lighting product sales increased to $12.7 million in the fiscal 2015 third quarter, accounting for 54.1% of total lighting product revenues, an increase from $1.4 million, or 6.9% of total lighting product revenues in the prior year period. Third quarter LED lighting product sales increased 807% over the prior year third quarter.

•	The Company increased its network of key regional resellers to 101 at December 31, 2014, up from 70 at September 30, 2014, and 30 at March 31, 2014.

•	As of December 31, 2014, the Company’s working capital was $21.5 million compared to $33.1 million at March 31, 2014.

Financial Review

Fiscal 2015 Third Quarter

•
Revenue: Total revenue was $26.1 million for the fiscal 2015 third quarter, compared to $27.7 million in the prior-year period. Orion reported a $5.0 million increase in total lighting revenues year over year as a result of higher LED lighting sales during the period. Total lighting sales for the fiscal 2015 third quarter were $25.9 million, compared to $20.9 million in the prior year period. Revenue from Orion’s now discontinued solar business for the 2015 fiscal third quarter was $0.3 million, compared to $6.8 million in the prior year period.

•
LED Lighting Revenue: Product revenue from Orion’s LED products increased to $12.7 million during the fiscal 2015 third quarter, compared to $1.4 million in the prior-year period. LED sales have grown to 54.1% of total lighting product revenue.

•
Gross Margin: Total gross margin was 14.6% during the fiscal 2015 third quarter, compared to 29.4% for the prior-year period. Gross margin for the third quarter was significantly impacted by a $0.6 million warranty reserve charge to account for identified deficiencies in the Company's initial shipments of its Apollo High Bay product. Certain shipments of this product had higher than anticipated heat signatures for customers, and Orion replaced such products with another series of lighting systems to its customers, which have operated without fail. The Company has successfully corrected these initial problems and shipped units of the updated product with favorable reviews from its customer base, and does not foresee any further warranty charges or other long-term customer detriment as a result of these initial product deficiencies.

The Company’s gross margin excluding this warranty charge was 17.0% for the third quarter of fiscal 2015, which is an improvement over the 11.5% reported in the second quarter of fiscal 2015.

•
Net Income / Loss: The Company reported a net loss for the fiscal 2015 third quarter of $(4.7) million, or $(0.21) per share, compared to net income of $1.0 million, or $0.05 per diluted share, in the prior year period.

Fiscal 2015 First Nine Months

•
Revenue: Total revenue was $52.8 million for the first nine months of fiscal 2015, compared to $76.0 million in the prior-year period. Orion reported a $23.2 million decrease in revenues year over year as a result of the expected lower revenues from the Company's phased out non-core solar energy business and a $3.9 million decrease in lighting revenues from the Company’s ongoing transition to an LED-driven sales platform.

•
Gross Margin: The Company’s gross margin for the nine months ended December 31, 2015 of (7.8)% was impacted by a non-cash impairment charge to its long-term wireless controls inventory of approximately $12.1 million and the earlier mentioned charge on the Company’s warranty, which was included in Orion’s cost of product revenue.

Total gross margin excluding these charges was 15.1% for the first nine months of fiscal 2015, compared to 28.5% for the prior-year period, largely as a result of the decline in the Company's HIF lighting product revenue and the related impact of the Company's fixed expenses associated with its manufacturing facility on the Company's reduced sales volume.

•
Net Income / Loss: The Company reported a net loss for the fiscal 2015 nine months of $(27.4) million, or $(1.26) per share, which included the $12.1 million, or $0.56 per share, non-cash impairment charge relating to the write-down of its long-term wireless controls inventory. In the prior year period, Orion reported net income of $2.6 million, or $0.12 per diluted share, which included a $2.2 million tax benefit related to deferred tax liabilities related to the acquisition of Harris.

Balance Sheet Review

•
Cash and Investments: Orion had approximately $4.8 million in cash and cash equivalents and $0.5 million in short-term investments as of December 31, 2014, compared to $17.6 million and $0.5 million, respectively, at March 31, 2014.

•
Working Capital: The Company’s working capital as of December 31, 2014 was $21.6 million, consisting of $46.3 million in current assets and $24.7 million in current liabilities, compared to $33.1 million, consisting of $50.3 million in current assets and $17.2 million in current liabilities, at March 31, 2014.

•
Net Cash from Operations: The Company reported a $5.1 million decrease of net cash from operations during third quarter of fiscal 2015, compared to a $1.3 million increase of net cash from operations in the prior-year period.

•	Total Debt: Orion’s total debt decreased $2.2 million to $4.4 million at December 31, 2014, compared to $6.6 million at March 31, 2014.

Management Outlook
Mr. Scribante continued, “We believe that the momentum built in the first nine months of fiscal 2015 will continue to position Orion for growth in the coming years. Our new LED product lines are receiving favorable reviews from customers, and sales are accelerating. While it has been difficult to predict the timing of sales, our continuous LED sales growth quarter over quarter is an indication that the investments made to date are generating a return. The target markets that our products serve are extensive and are still in the early stages of transitioning to LED. Industry LED adoption is growing at a consistent rate, as customers are beginning to see that cost savings from upgraded lighting solutions provide a return that continues to become increasingly compelling. Given the product cycle that exists in our industry, we expect to capitalize on this opportunity particularly because of our competitive advantages in ease of installation, product performance, and ultimately, providing a superior total cost of ownership. We believe that we are currently better positioned for future sales growth than we have been at any point in our previous history.”

•
Revenue Guidance: The Company revised its expectations of its total revenues for fiscal 2015 to between $72.0 million and $74.0 million, compared to the Company's prior expected range of between $80.0 million and $88.0 million. The Company’s rate of customer acceptance on its LED lighting solutions has continued to accelerate, and Orion believes that growth in its pipeline will drive sales well into fiscal 2016, with the main variable being short-term commitments and bookings. The Company anticipates providing an annual sales target for fiscal 2016 when it reports fiscal 2015 fourth quarter financial results.

•
LED Sales Outlook: Orion has continued to see accelerating sales in its core target markets for LED products, including industrial, commercial and exterior applications. Orion is continuing to receive favorable reviews on its new LED products launched at its October 2014 sales summit and its re-selling network has continued to grow.

•
Margin Outlook: Orion has worked diligently on improving its cost of sales as its unit shipments have increased. The Company is seeing improving cost dynamics from component suppliers for its LED product lines and expects greater purchasing leverage as volumes continue to increase, which resulted in product margin improvement monthly throughout the fiscal 2015 third quarter. The Company is now targeting gross margins for fiscal 2015 of between 16.3-16.6% before the inventory impairment charge and warranty reserve, and achieved 16.3% for the nine months ended December 31, 2014 excluding these events. Management will provide additional detail about its margin improvement plans during Orion’s quarterly conference call.

Conference Call
Orion will discuss these results in a conference call today, Monday, February 9, 2015, at 4:30 p.m. ET.

The dial-in numbers are:
U.S. callers:             (877) 754-5294
International callers:         (678) 894-3013

The Company will be utilizing an accompanying slideshow presentation in conjunction with this call, which will be available on the Investor Relations section of Orion’s website at www.oesx.com.

To listen to the live webcast, go to the Investor Relations section of Orion Energy Systems’ website at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through February 16, 2015. The replay can be accessed by dialing (855) 859-2056. The replay pass code for callers is 18415912.

About Orion Energy Systems
Orion is leading the transformation of commercial and industrial buildings with state-of-the-art energy efficient lighting systems. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Many of Orion's 100+ granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Safe Harbor Statement
Certain matters discussed in this press release, including under our "Outlook" section are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new light emitting diode product lines; (ii) deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services; (iii) our ability to compete and execute our strategy in a highly competitive market and our ability to respond successfully to market competition; (iv) our ability to successfully implement our strategy of focusing on lighting solutions using new LED technologies in lieu of traditional HIF lighting upon which our business has historically relied; (v) our ability to realize expected cost savings from our transition to focusing on new LED technologies; (vi) our ability to effectively manage the acquisition of Harris Manufacturing, Inc. and Harris LED, LLC, collectively Harris, and our ability to successfully complete and fund potential future acquisitions; (vii) our ability to effectively manage the growth of our business, including expansion of our business internationally through our Orion distribution services division; (viii) adverse developments with respect to litigation and other legal matters that we are subject to; (ix) our failure to comply with the covenants in our revolving credit agreement; (x) increasing duration of customer sales cycles; (xi) fluctuating quarterly results of operations from as we focus on new LED technologies; (xii) the market acceptance of our products and services; (xiii) our ability to recruit and hire sales talent to increase our in-market sales; (xiv) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xv) loss of one or more key customers or suppliers, including key contacts at such customers; (xvi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xvii) our ability to effectively manage the credit risk associated with our debt funded Orion Throughput Agreement contracts; (xviii) a reduction in the price of electricity; (xix) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xx) increased competition from government subsidies and utility incentive programs; (xxi) the availability of additional debt financing and/or equity capital; (xxii) potential warranty claims; and (xxiii) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

Investor Relations Contacts:
Scott Jensen
Chief Financial Officer
Orion Energy Systems, Inc.
(920) 892-9340

OR

Adam Prior
Senior Vice President
The Equity Group Inc.
(212) 836-9606
aprior@equityny.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2014	2013	2014
Product revenue	$22,380	$23,646	$61,084	$48,534
Service revenue	5,312	2,492	14,955	4,309
Total revenue	27,692	26,138	76,039	52,843
Cost of product revenue	15,742	20,293	44,264	53,512
Cost of service revenue	3,800	2,021	10,073	3,451
Total cost of revenue	19,542	22,314	54,337	56,963
Gross profit	8,150	3,824	21,702	(4,120)
Operating expenses:
General and administrative	3,277	3,814	9,134	11,304
Acquisition and integration related expenses	88	2	519	24
Sales and marketing	3,397	3,771	10,344	10,016
Research and development	478	889	1,416	1,874
Total operating expenses	7,240	8,476	21,413	23,218
Income (loss) from operations	910	(4,652)	289	(27,338)
Other income (expense):
Interest expense	(123)	(62)	(378)	(235)
Dividend and interest income	132	69	459	246
Total other income	9	7	81	11
Income (loss) before income tax	919	(4,645)	370	(27,327)
Income tax (benefit) expense	(99)	18	(2,270)	41
Net income (loss)	$1,018	$(4,663)	$2,640	$(27,368)
Basic net income (loss) per share	$0.05	$(0.21)	$0.13	$(1.26)
Weighted-average common shares outstanding	21,219,946	21,882,741	20,830,247	21,791,184
Diluted net income (loss) per share	$0.05	$(0.21)	$0.12	$(1.26)
Weighted-average common shares outstanding	22,328,766	21,882,741	21,562,526	21,791,184

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended December 31		Nine Months Ended December 31,
	2013	2014	2013	2014
Cost of product revenue	$11	$16	$48	$40
General and administrative	199	300	650	910
Sales and marketing	83	139	266	281
Research and development	4	10	9	19
Total	$297	$465	$973	$1,250

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2014	2014
Assets
Cash and cash equivalents	$17,568	$4,755
Short-term investments	470	472
Accounts receivable, net	15,098	17,977
Inventories, net	11,790	15,040
Deferred contract costs	742	821
Prepaid expenses and other current assets	4,673	7,211
Total current assets	50,341	46,276
Property and equipment, net	23,135	21,548
Long-term inventory	10,607	—
Goodwill	4,409	4,409
Other intangible assets, net	7,551	6,486
Long-term accounts receivable	1,966	709
Other long-term assets	931	156
Total assets	$98,940	$79,584
Liabilities and Shareholders’ Equity
Accounts payable	$8,530	$16,618
Accrued expenses	4,597	5,071
Deferred revenue, current	614	369
Current maturities of long-term debt	3,450	2,677
Total current liabilities	17,191	24,735
Long-term debt, less current maturities	3,151	1,679
Deferred revenue, long-term	1,316	1,251
Other long-term liabilities	270	522
Total liabilities	21,928	28,187
Shareholders’ equity:
Additional paid-in capital	130,766	132,506
Treasury stock	(35,813)	(35,811)
Shareholder notes receivable	(50)	(39)
Retained deficit	(17,891)	(45,259)
Total shareholders’ equity	77,012	51,397
Total liabilities and shareholders’ equity	$98,940	$79,584

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended December 31,
	2013	2014
Operating activities
Net income (loss)	$2,640	$(27,368)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,987	2,154
Amortization	355	1,106
Stock-based compensation expense	973	1,250
Accretion of fair value of deferred and contingent purchase price consideration related to acquisition	11	—
Deferred income benefit expense	(2,335)	—
Impairment on assets	—	12,130
Loss (gain) on sale of property and equipment	112	(4)
Provision for inventory reserves and impairment	1,191	224
Provision for bad debts	87	236
Other	101	108
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	2,384	(1,856)
Inventories, current and long-term	5,293	(2,975)
Deferred contract costs	1,449	(80)
Prepaid expenses and other assets	(2,225)	(3,645)
Accounts payable	1,905	8,090
Accrued expenses	(1,202)	721
Deferred revenue	(1,686)	(308)
Net cash provided by (used in) operating activities	12,040	(10,217)
Investing activities
Cash paid for acquisition, net of cash acquired	(4,992)	—
Purchase of property and equipment	(357)	(1,647)
Purchase of short-term investments	(4)	(2)
Additions to patents and licenses	(23)	(61)
Proceeds from sales of property, plant and equipment	68	1,040
Net cash used in investing activities	(5,308)	(670)
Financing activities
Payment of long-term debt	(2,391)	(2,692)
Proceeds from long-term debt	—	446
Proceeds from repayment of shareholder notes	213	11
Deferred financing costs	(19)	(75)
Excess tax benefits from stock-based compensation	19	—
Proceeds from issuance of common stock	600	384
Net cash used in financing activities	(1,578)	(1,926)
Net increase (decrease) in cash and cash equivalents	5,154	(12,813)
Cash and cash equivalents at beginning of period	14,376	17,568
Cash and cash equivalents at end of period	$19,530	$4,755